Exhibit 99.2

Michael C. Holmes Tel +1.214.220.7814	mholmes@velaw.com Fax +1.214.999.7814

December 8, 2017

Via Email

Jesse A. Lynn, Esq.

Icahn Capital LP

767 Fifth Avenue, Suite 4700

New York, NY 10153

Re:	Demand for Inspection of Books and Records of SandRidge Energy, Inc. Pursuant to 8 Del. C. § 220

Dear Mr. Lynn:

On behalf of our client, SandRidge Energy, Inc. (“SandRidge” or the “Company”), I am writing in response to your letter dated December 1, 2017 (“Demand”) on behalf of your clients the Icahn Parties,1 demanding the inspection of certain books and records of SandRidge pursuant to Section 220 of the Delaware General Corporation Law, 8 Del. C. § 220 (“Section 220”). For the reasons set forth below, we believe the Demand is deficient because it fails to provide a credible basis from which to infer any possible wrongdoing, and therefore lacks a proper purpose for inspection as required by Section 220. Nevertheless, in the hope that you will give due consideration to the matters in your letter and examine them from the perspective of the Company’s best interests, SandRidge is willing to provide you with the materials set forth below subject to a mutually agreeable confidentiality agreement.

1.	The Demand Fails to State a Proper Purpose.

The Demand seeks to inspect SandRidge’s books and records to investigate the actions of senior management and the Board of Directors (the “Board”) regarding (i) the Bonanza Acquisition and (ii) the Plan. The Demand also purportedly seeks documents to investigate (iii) the compensation of Mr. James Bennett, the Company’s Chief Executive Officer, which the Icahn Parties characterize as “inexplicable.” See Demand at 2.

The Demand, however, is woefully deficient in providing a credible basis of probable wrongdoing with respect to any of these items, as Delaware law requires. See, e.g., Sec.

[1]	Capitalized terms used in this letter that are not defined herein shall have the definitions ascribed to them in the Demand.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7700 www.velaw.com

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First Corp. v. U.S. Die Casting & Dev. Co., 687 A.2d 563, 565 (Del. 1997) (“The plaintiff must not only show a credible basis to find probable wrongdoing, but must justify each category of the requested production.”). Indeed, it is incumbent upon a stockholder seeking to conduct an inspection to articulate “some evidence that establishe[s] a credible basis from which [to] infer . . . legitimate issues of possible waste, mismanagement or wrongdoing that warrant[] further investigation.” Seinfeld v. Verizon Commc’ns, Inc., 909 A.2d 117, 118 (Del. 2006) (affirming dismissal of a Section 220 action); see also City of Westland Police & Fire Ret. Sys. v. Axcelis Techs., Inc., No. 594, 2009, 2010 WL 3157143, at *5 (Del. Aug. 13, 2010) (same). “This burden is not insubstantial, and mere curiosity or a desire for a fishing expedition will not suffice.” Mattes v. Checkers Drive-In Restaurants, Inc., C.A. No. 17775, 2001 WL 337865, at *5 (Del. Ch. Mar. 28, 2001) (internal quotation marks and citation omitted); accord Highland Select Equity Fund L.P. v. Motient Corp., 906 A.2d 156, 164 (Del. Ch. 2006) (stating that a Section 220 plaintiff must “prove that it has some credible evidence of wrongdoing sufficient to warrant continued investigation” and must demonstrate that the books and records sought are “necessary and essential to the satisfaction of the stated purpose”).

With respect to the Bonanza Acquisition, the Demand includes nothing more than inflammatory, conclusory allegations regarding the transaction’s purported “value-destroying nature.” See Demand at 2. But such inflammatory characterizations, without more, are insufficient to provide a proper purpose. The Board’s approval of the Bonanza Acquisition is subject to the business judgment rule. Thus, the Demand must set forth some credible basis on which one could infer that no rational basis existed for the Board’s decision. See, e.g., Sinclair Oil Corp. v. Levien, 280 A.2d 717, 720 (Del. 1971). The Demand falls far short of this standard. Moreover, the Bonanza Acquisition is subject to stockholder approval. The Demand does not suggest, nor could it, that the fully informed vote of the stockholders is an insufficient check on the merits of the Bonanza Acquisition.

Similarly, the Demand does not set forth a proper purpose for seeking documents regarding the Plan. While the Demand characterizes the Plan as “egregious,” it contains no factual support from which to infer probable wrongdoing with respect to its adoption or the effect of its provisions. See Demand at 2. In fact, the Demand seems to concede that it lacks a proper purpose by alleging only that the Plan is vague and “appears” to have been formulated with the purpose of interfering with corporate democracy. Id. Additionally, the Icahn Parties admit that they do not have any evidence from which to infer wrongdoing on

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the part of the Board with respect to the Plan.2 Nor is there any conceivable basis to believe that the Board breached its duties of care or loyalty in connection with the Plan. “Like the traditional business judgment analysis, [Delaware law] implicitly acknowledges that courts should not impose their own business judgment upon independent directors who reasonably respond to a threat to the corporate enterprise in good faith and on an informed basis.” Gilbert v. El Paso Co., 575 A.2d 1131, 1140 n.29 (Del. 1990). The Icahn Parties have provided no credible basis to suggest that the Plan would fail to meet such a standard; acerbic labels do not suffice.

In fact, the conclusory assertions in the Demand regarding the Plan are without merit. As you know, given that the Icahn Parties were unsure of the terms of the Plan, the Icahn Parties sent the Company a separate letter seeking answers to questions regarding the Plan. As set forth in today’s response letter of the Company, a copy of which is attached hereto, the purpose of the Plan was to protect corporate democracy. The Plan was adopted because the Board determined that the actions and intent of the Icahn Parties (and others) posed a threat to the Company’s long-term strategic plan to maximize value for its stockholders by attempting to short-circuit and obstruct the right of the Company’s stockholders to fully consider and vote on the Bonanza Acquisition after having received the Company’s proxy statement regarding that transaction.

Finally, with respect to the issue of Mr. Bennett’s compensation, the Demand contains nothing more than conclusory allegations that senior management has been overcompensated and has received “princely sums.”3 Id. Such threadbare allegations are insufficient for Section 220. Additionally, as the Demand seems to concede, senior management compensation programs were assumed by the Company pursuant to the Plan of Reorganization, which was approved by the bankruptcy court. Thus, there is no basis on which to assert wrongdoing in regards to the Board on this point, and in any case, the relevant materials are all publicly available.

[2]	See Demand at 2 (noting that the Icahn Parties “wouldn’t be surprised to learn” that the Board knows little about the operation of the Plan). The Demand falls short of alleging any actual misconduct by the Board and instead posits that if the Board was adequately briefed and if the Plan is intended to bar stockholders from working together to stop the Bonanza Acquisition, then it constitutes a breach of fiduciary duty. Id.
[3]	While the Demand notes that the purpose of the investigation into the Bonanza Acquisition and the Plan is based on (uncorroborated) allegations of mismanagement and/or breaches of fiduciary duties, the Demand does not articulate a proper purpose with respect to Mr. Bennett’s compensation. Demand at 2. Indeed, the Demand states that the “list of documents sought herein is designed to find answers to questions raised by the Bonanza Acquisition and the Plan” but does not provide any similar justification with respect to the compensation issue. Id. (emphasis added).

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In these and other respects, as to which the Company expressly reserves all rights and objections, the Demand fails to meet the requirements of 8 Del. C. § 220 and Delaware law.

2.	The Document Requests Set Forth in the Demand Are Overbroad.

The Demand also violates Delaware law by containing a laundry list of litigation e-discovery requests that are not essential or reasonable for the stated purpose. See Demand at 1–2. Under Delaware law, the Icahn Parties have the burden “to establish that each category of the books and records requested is essential and sufficient to the stockholder’s stated purpose.” Thomas & Betts Corp. v. Leviton Mfg. Co., 681 A.2d 1026, 1035 (Del. 1996). Parties seeking to inspect books and records must target their requests with “rifled precision” and “must establish that each category of books and records is essential to the accomplishment of their articulated purpose for the inspection.” Brehm v. Eisner, 746 A.2d 244, 266–67 (Del. 2000). Further, a party demanding books and records “is not entitled to the same wide ranging discovery that would be available in support of litigation.” Deephaven Risk Arb. Trading Ltd. v. UnitedGlobalCom, Inc., C.A. No. 379-N, 2005 WL 1713067, at *10 (Del. Ch. July 13, 2005).

The Demand violates these principles by, inter alia, seeking “all documents relating to” several broad categories of information without making any attempt to establish that such far-ranging documents are “essential” to a proper purpose. Demand at 1–2; Thomas & Betts, 681 A.2d at 1035. The Demand reads more like a discovery request in litigation than a proper demand pursuant 8 Del. C. § 220. Far from specifying discrete documents with “rifled precision,” the Demand would require a costly and time-consuming e-discovery process. Brehm, 746 A.2d at 266–67. Thus, the Demand is improper.

3.	Despite the Demand’s Flaws, the Company Is Willing to Provide Certain Information.

Regardless of the Demand’s failure to satisfy Section 220, and in full reservation of the Company’s rights and defenses, the Company is nonetheless willing to provide the Icahn Parties with certain documents. We note that the Demand states that the Icahn Parties are willing to enter a mutually agreeable confidentiality agreement. SandRidge’s willingness to provide any information would be subject to such an agreement. Among other provisions,

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such a confidentiality agreement would include a so-called “incorporate by reference” provision, which would allow all information provided in connection with the Demand to be used in a subsequent motion to dismiss. City of Cambridge Ret. Sys. v. Universal Health Serv. Inc., C.A. No. 2017-0322-SG, 2017 WL 4548460, at *8 (Del. Ch. Oct. 12, 2017) (holding that such a provision is a reasonable condition in agreement incident to production of documents in response to a Section 220 demand); Amalgamated Bank v. Yahoo! Inc., 132 A.3d 752, 796 (Del. Ch. 2016) (same). We will provide a draft of such agreement by separate cover.

Subject to the foregoing paragraph and in full satisfaction of the Demand, SandRidge will agree to provide the Icahn Parties with copies of the following materials for inspection: (1) Board minutes and presentations relating to the Bonanza Acquisition, and (2) Board minutes and materials relating to the Plan. Of course, such materials will be reviewed to determine whether they contain attorney-client privileged information or information protected by the doctrine of attorney work-product. To the extent they do contain such information, the materials will be redacted or withheld as appropriate.

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Should you have any questions regarding the foregoing, please contact me at your convenience.

Sincerely,

/s/ Michael C. Holmes Michael C. Holmes